EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 16, 1999 relating to the consolidated financial statements, which appears in Young & Rubicam Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the application of such report to the Financial Statement Schedule for the years ended December 31, 1996, 1997 and 1998 listed in the accompanying index when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
November 2, 1999